Exhibit 10.12

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated August 19, 2005 by and among GOLD HILL VENTURE LENDING 03, LP (“Gold Hill”); SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“SVB”) (SVB and the Gold Hill each individually a “Lender”, and collectively the “Lenders”), SVB in its capacity as agent (the “Agent”), and ACCLARENT, INC., a Delaware corporation, whose address is 1525 O’Brien Drive, Suite B, Menlo Park, CA 94025 (“Borrower”) provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrower hereby unconditionally promises to pay Lenders the unpaid principal amount of all Credit Extensions hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. After the Initial Audit, subject to the terms of this Agreement, SVB shall make Advances not exceeding (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services). Amounts borrowed under this Section may be repaid and reborrowed prior to the Revolving Line Maturity Date.

(b) Borrowing Procedure. To obtain an Advance, Borrower must notify SVB (which notice shall be irrevocable) by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to SVB a completed Payment/Advance Form in the form attached as Exhibit B. SVB shall credit Advances to Borrower's deposit account. SVB may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. SVB may rely on any telephone notice given by a person whom SVB believes is a Responsible Officer or designee. Borrower will indemnify SVB for any loss SVB suffers due to such reliance.

(c) Payments. Interest is payable monthly on the first calendar day of each month. Payments received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, shall continue to accrue.

(d) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the aggregate of Lender’s Prime Rate plus one percent (1%), which interest shall be payable monthly. The applicable interest rate shall increase or decrease when the Prime Rate changes. Interest is computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all Obligations relating to the Revolving Line shall be immediately payable.

(f) Default Rate. After an Event of Default, any amounts outstanding under the Revolving Line shall bear interest at a per annum rate equal to the Default Rate.

(g) Debit of Accounts. SVB may debit any of Borrower’s deposit accounts including Account Number 3300481669 for principal and interest payments or any other amounts Borrower owes SVB. SVB will promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

(h) Cash Collateral. To the extent that any of the Obligations relating to the Revolving Line will be secured by unencumbered cash, including without limitation Letters of Credit under Section 2.2.1(a) and Cash Management Services under Section 2.1.4, then SVB may place a “hold” on any deposit account containing such unencumbered cash pledged as Collateral.

2.1.2 Letters of Credit Sublimit.

(a) SVB shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the FX Reserve, minus (iii) the face amount of previously outstanding Letters of Credit. Borrower’s Letter of Credit reimbursement obligation will be secured by unencumbered cash on terms acceptable to SVB at any time upon the Revolving Line Maturity Date if the Revolving Line Maturity Date is not extended in writing by SVB. All Letters of Credit shall be in form and substance acceptable to SVB in its sole discretion, and shall be subject to the terms and conditions of SVB’s standard Application and Letter of Credit Agreement (“Letter of Credit Application”); provided, that to the extent that any provision of the Letter of Credit Application would conflict with any provision of this Agreement, then the provision of this Agreement shall prevail and Events of Default under this Agreement shall be deemed to be Events of Default under the Letter of Credit Application. Borrower agrees to execute any further documentation in connection with the Letters of Credit as SVB may reasonably request.

(b) The obligation of Borrower to immediately reimburse SVB for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application. Borrower shall indemnify, defend, protect and hold SVB harmless from any loss, costs, expense or liability, including without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except to the extent that such losses, costs, expenses or liabilities arise out of the gross negligence or willful misconduct of SVB.

(c) Borrower may request that SVB issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, SVB shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, SVB shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by SVB from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit.

If there is availability under the Revolving Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with SVB under which Borrower commits to purchase from or sell to SVB a set amount of foreign currency more than one (1) Business Day after the contract date (the “FX Forward Contract”). SVB will subtract 10% of each outstanding FX Forward Contract (the “FX Reserve”) from the availability under the Revolving Line. SVB may terminate the FX Forward Contracts if an Event of Default occurs and is continuing. The amount of the FX Reserve may not exceed (a) the lesser of (i) the Revolving Line, or (ii) the Borrowing Base, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) the FX Reserve, and minus (d) the aggregate outstanding Advances hereunder (including any amounts used for Cash Management Services).

2.1.4 Cash Management Services.

Borrower may use SVB’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services shall at all times reduce the amount otherwise available for Advances under the Revolving Line. Any amounts SVB pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Overadvances.

If Borrower’s Obligations relating to the Revolving Line under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i) the Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay SVB the excess.

2.1.6 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Equipment Commitment Termination Date, advances (each an “Equipment Advance” and collectively the “Equipment Advances”) in an aggregate amount not to exceed the Equipment Commitment Amount according to each Lender’s pro rata share of the Equipment Commitment Amount (based upon the respective Equipment Commitment Percentage of each Lender). When repaid, the Equipment Advances may not be re-borrowed. The Equipment Advances: (i) may only be used to finance or refinance Eligible Equipment purchased on or after 90 days before the date of each Equipment Advance (determined based upon the applicable invoice date of such Eligible Equipment) except for the first Equipment Advance only which may be used to finance or refinance Eligible Equipment purchased on or after September 30, 2004 (determined based upon the applicable invoice date of such Eligible Equipment), and (ii) may not exceed one hundred percent (100%) of the Original Stated Cost of the Financed Equipment. Each Equipment Advance must be for a minimum of Fifty Thousand Dollars ($50,000). The number of Equipment Advances is limited to eight (8).

(b) Procedure. To obtain an Equipment Advance, Borrower must notify Agent (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time ten (10) Business Days before the day on which the Equipment Advance is to be made. Borrower shall deliver to Agent a completed supplement in substantially the form attached as Exhibit C (the “Loan Supplement”), signed by a Responsible Officer, or his or her designee, copies of invoices for the Financed Equipment and such additional information as Agent may reasonably request at least five (5) Business Days before the proposed Equipment Advance Funding Date. At Agent’s discretion, Agent shall have the opportunity to confirm that, upon filing the UCC-1 financing statement covering the Equipment described on the Loan Supplement, Agent and Lenders shall have a first perfected security interest in such Equipment. In addition, the notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Financed Equipment being financed. On the Equipment Advance Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Equipment Commitment Percentage multiplied by the amount of the Equipment Advance. Each Lender may make Equipment Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Equipment Advances are necessary to meet Obligations which have become due. Each Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.

2.1.7 Growth Capital Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Growth

Capital Commitment Termination Date, advances (each a “Growth Capital Advance” and collectively the “Growth Capital Advances”) in an aggregate amount not to exceed the Growth Capital Loan Commitment according to each Lender’s pro rata share of the Growth Capital Loan Commitment (based upon the respective Growth Capital Commitment Percentage of each Lender). When repaid, the Growth Capital Advances may not be re-borrowed. Lenders’ obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Growth Capital Commitment Termination Date. For purposes of this Section, the minimum amount of each Growth Capital Advance is Three Hundred Thousand Dollars ($300,000.00). The Borrower may request up to eight (8) Growth Capital Advances.

(b) Borrowing Procedure. To obtain a Growth Capital Advance, Borrower must notify Agent by facsimile or telephone by 12:00 p.m. Pacific Time at most ten (10) Business Days prior to the date the Growth Capital Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Agent a completed Payment/Advance Form in the form attached as Exhibit B. On the Growth Capital Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Growth Capital Commitment Percentage multiplied by the amount of the Growth Capital Advance. Each Lender may make Growth Capital Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Growth Capital Advances are necessary to meet Obligations which have become due. Each Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.

2.2 Termination of Commitment to Lend.

Each Lender’s obligation to lend the undisbursed portion of the Obligations shall terminate if, in such Lender’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent prior to the execution of this Agreement.

2.3 Repayment of Credit Extensions on Equipment Advances and Growth Capital Advances.

(a) Principal and Interest Payments on Payment Dates.

(i) Equipment Advances. For each Equipment Advance, Borrower shall make monthly payments of interest only commencing on the first Business Day of the month following the month in which the Equipment Advance Funding Date occurs (or commencing on the Equipment Advance Funding Date if the Equipment Advance Funding Date is the first Business Day of the month) with respect to such Equipment Advance and continuing thereafter on the first Business Day of each successive calendar month (each an “Equipment Interest Only Payment Date”) during the Equipment Interest Only Period. Commencing on the Equipment Advance Amortization Date, Borrower shall make equal monthly payments of principal and interest, in advance, calculated by the Agent based upon: (1) the amount of the Equipment Advance, (2) the interest rate applicable thereto as determined in accordance with Section 2.3(b) of this Agreement, and (3) an amortization schedule equal to the Equipment Advance Repayment

Period (individually, the “Scheduled Equipment Payment”, and collectively, “Scheduled Equipment Payments”), on the first Business Day of each successive month (each a “Scheduled Equipment Payment Date”). All unpaid principal and accrued interest is due and payable in full on the Equipment Advance Maturity Date. Each Equipment Interest Only Payment Date and each Scheduled Equipment Payment Date are sometimes referred to as an “Equipment Payment Date.”

(ii) Growth Capital Advance. For each Growth Capital Advance, Borrower shall make monthly payments of interest only commencing on the first Business Day of the month following the month in which the Growth Capital Funding Date occurs (or commencing on the Growth Capital Funding Date if the Growth Capital Funding Date is the first Business Day of the month) with respect to such Growth Capital Advance and continuing thereafter on the first Business Day of each successive calendar month (each a “Growth Capital Interest Only Payment Date”) during the Growth Capital Interest Only Period. Commencing on the Growth Capital Amortization Date, Borrower shall make thirty-six (36) equal monthly payments of principal and interest which would fully amortize the outstanding Growth Capital Advances as of the Growth Capital Amortization Date over the Growth Capital Repayment Period (individually, the “Growth Capital Scheduled Payment”, and collectively, “Growth Capital Scheduled Payments”) on the first Business Day of each successive month and continuing thereafter during the Growth Capital Repayment Period on the first Business Day of each successive calendar month (each a “Growth Capital Scheduled Payment Date ”). All unpaid principal and accrued interest is due and payable in full on the Growth Capital Maturity Date. A Growth Capital Advance may only be prepaid in accordance with Sections 2.3(e) and 2.3(f). Each Growth Capital Interest Only Payment Date and each Growth Capital Scheduled Payment Date are sometimes referred to as a “Growth Capital Payment Date.”

(iii) Payments received as to an Equipment Advance or a Growth Capital Advance after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.

(b) Interest Rate.

(i) Equipment Advances. Borrower shall pay interest on each Equipment Payment Date on the unpaid principal amount of each Equipment Advance until the Equipment Advance has been paid in full, at the fixed rate equal to the greater of: (i) six and one-half percent (6.5%), and (ii) the Basic Rate as of the date of the Equipment Advance Funding Date, determined by Agent for each Equipment Advance. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

(ii) Growth Capital Loans. Borrower shall pay interest on each Growth Capital Payment Date on the unpaid principal amount of each Growth Capital Advance until the Growth Capital Advance has been paid in full, at the fixed rate as of the date of the Growth Capital Funding Date, determined by Agent for each Growth Capital Advance, equal to the greater of: (i) six and three-quarters percent (6.75%), and (ii) the Basic Rate, but in no event greater than nine and three-quarters percent (9.75%). Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

(iii) Default Rate. Any amounts outstanding under the Equipment Advances or Growth Capital Loans during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Default Rate.

(c) Interim Payment.

(i) Equipment Advances. In addition to the Scheduled Equipment Payments, on the Equipment Advance Funding Date for each Equipment Advance (unless the Equipment Advance Funding Date is the first Business Day of the month) Borrower shall pay to the Agent, an amount (the “Equipment Advance Interim Payment”) equal to (i) the subject Equipment Advance multiplied by (ii) the rate set forth in Section 2.3(b)(i), divided by (iii) 360 days and then multiplied by (iv) the number of days from the actual Equipment Advance Funding Date of the Equipment Advance until the first day of the month following such Equipment Advance.

(d) Final Payment.

(i) Equipment Advances. On the earlier of the occurrence of an Event of Default or the Equipment Advance Maturity Date with respect to each Equipment Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Equipment Advance, an amount equal to the Equipment Advance Final Payment.

(ii) Growth Capital Advances. On the earlier of the occurrence of an Event of Default or the Growth Capital Advance Maturity Date with respect to each Growth Capital Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Growth Capital Advance, an amount equal to the Growth Capital Advance Final Payment.

(e) Mandatory Prepayment Upon an Acceleration. If the Equipment Advances and the Growth Capital Advances are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Advances advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Growth Capital Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(g) Prepayment of Equipment Advances Upon an Event of Loss. Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If during the term of this Agreement any item of Financed Equipment is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an “Event of Loss”), then in each case:

(i) if no Event of Default has occurred or is continuing, within ten (10) days following the Event of Loss, at Borrower’s option, Borrower shall (A) pay to Agent on account of the Obligations an amount equal to (1) the ratio (expressed as a percentage) of (A) the Original Stated Costs of the item(s) of Financed Equipment subject to the Event of Loss to (B)

the Equipment Advance Loan Amount for the Equipment Advance financing such item(s) of Financed Equipment, multiplied by (2) all accrued and unpaid interest with respect to the applicable Equipment Advance(s) to the date of the prepayment, plus all outstanding principal with respect to the applicable Equipment Advance(s), plus the Final Payment with respect to the applicable Equipment Advance(s); or (B) repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Agent and Lenders have a first priority perfected security interest in such repaired or replaced Financed Equipment;

(ii) if an Event of Default has occurred and is continuing, on or before the next Equipment Payment Date following such Event of Loss, for each such item of Financed Equipment subject to such Event of Loss, Borrower shall, at Agent’s option, pay to Agent an amount equal to the sum of: (A) all outstanding principal plus accrued interest, (B) the Final Payment, plus (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(h) Debit of Accounts. Agent may debit any of Borrower’s deposit accounts including Account Number 3300481669 for principal and interest payments or any amounts Borrower owes any of the Lenders. Agent will promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.4 Fees.

Borrower will pay to Agent:

(a) Revolving Line Loan Fee. A fully earned, non-refundable Revolving Line Loan Fee of $10,000 shall be due and payable to SVB annually commencing on the Closing Date and every year anniversary of the Closing Date so long as any Obligations relating to the Revolving Line remain outstanding or SVB has any commitment to make any Advances under the Revolving Line; provided, however, for the first year’s annual fee due on the Closing Date, SVB shall apply $5,000 of such fee towards amounts owing under Section 2.4(d) hereof.

(b) Final Payment. The Final Payment.

(c) Prepayment Fee. The Prepayment Fee, as defined herein, if and when applicable.

(d) Agent Expenses. All Agent Expenses and Lenders Expenses (including reasonable attorneys’ fees and reasonable expenses not exceeding $7,500.00, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due.

2.5 Additional Costs. If any new law or regulation increases any Lender’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Agent notifies Borrower of such increased costs. Agent agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Agent’s customary practice.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.

The Lenders’ agreement to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Agent shall have received in form and substance satisfactory to the Agent the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to articles, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) Perfection Certificate(s) by Borrower;

(d) with respect to an Equipment Advance only, a Loan Supplement;

(e) with respect to the Revolving Line only, the Initial Audit;

(f) Warrants to Purchase Stock;

(g) financing statements (Forms UCC-1);

(h) Account Control Agreement/Investment Account Control Agreements (SVB and other financial institutions);

(i) VC/OC (Management) Letter Agreement;

(j) insurance certificate;

(k) payment of the fees and Agent Expenses and Lenders Expenses then due specified in Section 2.4 hereof;

(l) Certificate of Foreign Qualification (if applicable);

(m) Certificate of Good Standing/Legal Existence; and

(n) such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions.

The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) With respect to Advances, Equipment Advances and Growth Capital Advances only, timely receipt of any Payment/Advance Form;

(b) with respect to an Equipment Advance only, a Loan Supplement; and

(c) the representations and warranties in Section 5 shall be true, correct and complete in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders; and to each Lender, to secure the payment and performance in full of all of the Obligations (other than Obligations solely relating to the Equipment Line) and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Agent, for the ratable benefit of the Lenders, and to each Lender the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower hereby grants Agent, for the ratable benefit of the Lenders; and to each Lender, to secure the payment and performance in full of all of the Obligations solely relating to the Equipment Line and the performance of each of Borrower’s duties solely relating to the Equipment Line under the Loan Documents, a continuing security interest in, and pledges and assigns to the Agent, for the ratable benefit of the Lenders, and to each Lender the Financed Equipment, wherever located, whether now owned or hereafter acquired or arising, and all additions, attachments, accessories, successions and improvements to and replacements, proceeds, insurance proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

If the Agreement is terminated, Lenders’ and Agent’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the brief details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

4.2 Authorization to File Financing Statements.

Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Agent’s and Lenders’ interest or rights hereunder.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and each Lender as follows:

5.1 Due Organization and Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to have a material adverse effect on

Borrower’s business or operations. In connection with this Agreement, the Borrower delivered to the Agent a certificate signed by the Borrower and entitled “Perfection Certificate”. The Borrower represents and warrants to the Agent and each Lender that: (a) the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower has none; (d) the Perfection Certificate accurately sets forth the Borrower’s place of business, or, if more than one, its chief executive office as well as the Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete. If the Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify the Agent of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

5.2 Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with Lenders and deposit accounts described in the Perfection Certificate delivered to Agent in connection herewith or of which Borrower has given Agent written notice and taken such actions as are necessary to give Agent a perfected security interest for the benefit of Lenders. To the extent claimed as Eligible Accounts in any Borrowing Base Certificate, the Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Lenders in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate (except Collateral may be maintained at customer locations in the ordinary course of business). Borrower may maintain Inventory and Equipment with third parties provided that (i) the value of such Inventory and Equipment does not exceed $500,000 in aggregate at any time (not including Inventory and Equipment at customer locations in the ordinary course of business), and (ii) Borrower provides Agent, within thirty (30) days of the end of each quarter, a written summary of the location of such Inventory and Equipment (not including Inventory and Equipment at customer locations in the ordinary course of business). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent and Lenders. Borrower is the sole owner of the Intellectual Property, except for licenses granted to its customers in the ordinary course of business. To Borrower’s knowledge, each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

5.3 Litigation.

Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

5.4 No Material Deterioration in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent, although Borrower’s cash may have declined to pay necessary and ordinary course business expenses.

5.5 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on Borrower’s business or operations. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declarations, notices or filings would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

5.7 Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender (taken together with all such written certificates and written statements given to Agent or any Lender and as of the date such representation, warranty or other statement was made) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as Agent or any Lender has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1 Government Compliance.

Borrower shall maintain its and all Subsidiaries’ legal existence (except as permitted under Section 7.3) and good standing as a Registered Organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form reasonably acceptable to Agent; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year for each of Borrower’s fiscal years commencing with the fiscal year ended 2005 and thereafter, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent (provided, however, that Borrower’s 2005 fiscal year audited consolidated financial statements shall include the 2004 fiscal year and the additional time period since the inception of Borrower); (iii) annual financial projections approved by Borrower’s Board of Directors consistent in form and detail with those provided to Borrower’s venture capital investors as soon as available, but no later than thirty (30) days after Board approval; (iv) in the event that the Borrower’s stock becomes publicly held, within five (5) days of filing, copies of or electronic links to (in the case of electronic links being provided to Agent, Borrower shall still be required to submit to Agent the applicable compliance certificate in the form of Exhibit E) all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (v) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; and (vi) budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business reasonably requested by Agent.

(b) Within twenty (20) days after the last day of each month, Borrower shall deliver to SVB a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit D with aged listings of accounts receivable and accounts payable (by invoice date).

(c) Within thirty (30) days after the last day of each month, Borrower shall deliver to Agent with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit E.

(d) Allow Agent to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, no Advances under the Revolving Line shall be made prior to the completion of the initial audit (“Initial Audit”).

6.3 Inventory; Returns.

Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Closing Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims, which involve more than $100,000.

6.4 Taxes.

Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments.

6.5 Insurance.

Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders and Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders and Agent. All property policies shall have a lender’s loss payable endorsement showing each Lender as an additional loss payee and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, each Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lenders at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any casualty policy shall, at Agent’s option, be payable to Agent on behalf of Lenders on account of the Obligations. Notwithstanding the foregoing, and other than with respect to Financed Equipment which is governed by Section 2.3(g), (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent and Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on behalf of Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Accounts.

(a) In order to permit the Agent to monitor the Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries’, primary operating accounts with Agent.

(b) Borrower shall identify to Agent, in writing, any bank or securities account opened by Borrower with any institution other than Agent. In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Agent’s on behalf of Lenders request and option, pursuant to an agreement in form and substance acceptable to the Lenders and Agent cause the depository bank or securities intermediary to agree that such account is the collateral of the Agent, on behalf of Lenders pursuant to the terms hereunder, including without limitation, Borrower’s money market funds and any operating or investment accounts maintained by Mid-Peninsula Bank as of the Effective Date (collectively, the “MP Funds”) as to which Borrower shall obtain such an agreement for the MP Funds from Mid-Peninsula Bank or whatever financial institution subsequently maintains the MP Funds on or before ninety (90) days after the Effective Date of this Agreement. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

6.7 Intellectual Property.

Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property except where Borrower in the exercise of its business judgment deems it in its best interests not to do so; (ii) promptly advise Lenders in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public except where Borrower in the exercise of its business judgment deems it in its best interests not to do so.

6.8 Further Assurances.

Borrower shall execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s security interest in the Collateral for the benefit of Lenders or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without the Agent’s prior written consent for so long as Agent or any Lender has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses (or exclusive licenses limited to a particular geographic range outside of the United States or a field of use) and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of unneeded or worn-out or obsolete Equipment not constituting Financed Equipment; (iv) otherwise permitted by this Agreement; or (v) of other property not constituting Financed Equipment having an aggregate book value not to exceed $250,000 in any fiscal year.

7.2 Changes in Business, Ownership, Management or Locations of Collateral.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or by trading after a public offering or the sale by Borrower of Borrower’s equity securities to venture capital or strategic investors so long as Borrower identifies to Agent the venture capital or strategic investors prior to the closing of the investment) of greater than thirty percent (30%) of the voting shares of stock, or a change in a Senior Manager unless a replacement is approved by a majority of Borrower’s Board of Directors, including a majority of those members of the Board of Directors who were members of the Board of Directors and not employees of Borrower (the “Outside Directors”), within 90 days of the date of termination of such Senior Manager, provided that if a majority of the Outside Directors determine that such Senior Manager shall not be replaced, then Borrower shall notify Agent within 30 days of such determination. Borrower shall not, without at least thirty (30) days prior written notice to Agent: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower, (ii) as permitted under Section 7.6, (iii) Borrower or a Subsidiary may acquire the assets of a Subsidiary that has dissolved, (iv) Borrower or a Subsidiary may acquire a Person or the assets of a Person in an all stock transaction or in a transaction where the cash portion of the consideration does not exceed $500,000 so long as the acquisition will not require Borrower to invest cash of more than $500,000 (in addition to any cash component of the acquisition price) per year in such Person or the assets acquired on an ongoing basis, or (v) Borrower may acquire some or all of the Intellectual Property of another Person with the approval of Borrower’s Board of Directors.

7.4 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens. In addition, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of validly prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property (other than as permitted under Section 7.1).

7.6 Distributions; Investments.

(i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions.

7.7 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Agent’s prior written consent.

7.9 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so.

8	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default.

Borrower fails to pay any of the Obligations within three (3) days after their due date. During the additional period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2 or violates any of the covenants contained in Section 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period).

8.3 Intentionally Omitted.

8.4 Attachment.

(i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process, any funds of the Borrower on deposit with the Lenders and/or Agent, or any entity under the control of Lenders and/or Agent (including a subsidiary) and the service of process is not rescinded or withdrawn within ten (10) days; (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any material portion of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

8.5 Insolvency.

(i) Borrower is unable to pay its debts (including trade debts) as they mature; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.6 Other Agreements.

If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or that could reasonably be expected to result in a material adverse effect on Borrower’s business or operations.

8.7 Judgments.

If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8 Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document.

8.9 Guaranty.

(i) Any guaranty of any Obligations terminates or ceases for any reason to be in full force; or (ii) any Guarantor does not perform any obligation under any guaranty of the Obligations; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Agent in connection with the guaranty; or (iv) any circumstance described in Section 7, or Sections 8.4, 8.5, or 8.8 occurs to any Guarantor, or (v) the liquidation, winding up, termination of existence, or insolvency of any Guarantor.

8.10 Intentionally Omitted.

8.11 Lien Priority.

There is a material impairment in the priority of any Lender’s security interest in the Collateral.

9	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;

(c) Demand that Borrower (i) deposits cash with SVB in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Agent considers advisable and notify any Person owing Borrower money of Agent’s for the benefit of Lenders’ security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Agent for the benefit of Lenders and, if requested by Agent, immediately deliver the payments to Lenders in the form received from the account debtor, with proper endorsements for deposit;

(f) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(g) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;

(h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s for benefit of Lenders; and

(i) Place a “hold” on any account maintained with Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Agent determines reasonable; (iv) make, settle, and adjust all claims under Borrower’s insurance policies; and (v) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ and Agent’s obligation to provide Credit Extensions terminates.

9.3 Accounts, Notification and Collection.

In the event that an Event of Default occurs and is continuing, Agent may notify any Person owing Borrower money of Agent’s, and Lenders’ security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the form received from the account debtor, with proper endorsements for deposit.

9.4 Agent Expenses

Any amounts paid by Agent as provided herein are Agent Expenses and are immediately due and payable and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Agent shall be deemed an agreement to make similar payments in the future or Agent’s and Lenders’ waiver of any Event of Default.

9.5 Agent’s and Lenders’ Liability for Collateral.

So long as the Agent and Lenders comply with reasonable banking practices regarding the safekeeping of Collateral, the Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10	NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. A party may change its notice address by written notice to the other party.

If to Borrower:	Acclarent, Inc. 1525 O’Brien Drive, Suite B Menlo Park, California 94025 Attn: Bill Facteau Fax: (650) 687-5889

If to Agent:	Silicon Valley Bank
or SVB:	2400 Geng Road, Suite 200 Palo Alto, California 94303 Attn: Chris Wagner Fax: (650) 320-0016

If to Gold Hill:	Gold Hill Venture Lending Partners 3003 Tasman Drive Santa Clara, California 95054 Attn: Tim McDonough Fax: (408) 654-6256

11	CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders, and Agent each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE LENDERS OR AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ OR AGENT’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER, AGENT, AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1 Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Agent’s prior written consent which may be granted or withheld in Agent’s discretion. Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or related party.

12.2 Indemnification.

Borrower hereby indemnifies, defends and holds Agent and the Lenders and their respective officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses, Agent Expenses, or Lenders Expenses incurred, or paid by Lenders and/or Agent from, following, or consequential to transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by a Lender’s or Agent’s gross negligence or willful misconduct.

12.3 Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Agent arising out of the Loan Documents the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.4 Right of Set-Off.

Borrower and any guarantor hereby grant to Agent for the ratable benefit of Lenders, a lien, security interest and right of set-off as security for all Obligations to Agent and each Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of the Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5 Time of Essence.

Time is of the essence for the performance of all Obligations in this Agreement.

12.6 Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by both Agent and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower to indemnify any Lender and Agent, including without limitation Section 12.2, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10 Confidentiality.

All financial information disclosed to Borrower to Agent and Lenders and together with all other written information disclosed by Borrower to Agent that is marked “confidential” shall be considered confidential for the purposes hereof. In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Lenders’ and Agent’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Lenders’ and Agent’s examination or audit; and (v) as Agent considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Lenders’ and/or Agent’s possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (b) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.

12.11 Effective Date.

Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Agent and each Lender execute this Agreement as indicated on the signature page to this Agreement.

13	DEFINITIONS

13.1 Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Account Debtor” means the obligor on an Account.

“Advance” or “Advances” is a loan advance (or advances) under the Revolving Line.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders and in its capacity as agent on behalf of SVB as the Lender under the Revolving Line.

“Agent Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Basic Rate” is: (i) for each Equipment Advance, as of the Equipment Advance Funding Date the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to three (3) years as quoted in the Wall Street Journal on the Equipment Advance Funding Date, plus (b) the Loan Margin; and (ii) for each Growth Capital Advance, as of the Growth Capital Advance Funding Date the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to three (3) years as quoted in the Wall Street Journal on the Growth Capital Advance Funding Date, plus (b) the Loan Margin.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts, as determined by SVB from Borrower’s most recent Borrowing Base Certificate; provided, however, that SVB may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Agent is closed.

“Cash Management Services” is the defined in Section 2.1.4.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of the Borrower granted by the Borrower to Lenders or arising under the Code, now, or in the future, including, without limitation, the property described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance, Letter of Credit, F/X Forward Contract, Equipment Advance, Growth Capital Advance or any other extension of credit by any Lender for Borrower’s benefit.

“Default Rate” means (i) for each Advance, five percent (5%) above the rate effective immediately before the Event of Default, and (ii) for each Equipment Advance and Growth Capital Advance, five percent (5%) above the highest rate otherwise applicable thereto.

“Dollars” and “$” each means the lawful currency of the United States

“Effective Date” is the date SVB executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2; but SVB may change eligibility standards by giving Borrower written notice. Unless SVB agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b) Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Credit balances over ninety (90) days from invoice date;

(d) Accounts for an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless SVB approves in writing;

(e) Accounts for which the Account Debtor does not have its principal place of business in the United States;

(f) Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to SVB and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional;

(i) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the Account Debtor disputes liability or makes any claim and SVB believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k) Accounts which represent deferred revenue where there is an ongoing obligation on behalf of the Borrower (but only to the extent of such deferred revenue);

(l) Accounts for which SVB reasonably determines collection to be doubtful after inquiry and consultation with Borrower.

“Eligible Equipment” is (a) new and used equipment including computer equipment, manufacturing equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment that complies with all of Borrower’s representations and warranties to Agent and which is acceptable to Agent in all respects.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” is defined in Section 2.1.6(a).

“Equipment Advance Amortization Date” means May 1, 2006.

“Equipment Advance Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the Equipment Advance Maturity Date for such Equipment Advance equal to the Equipment

Advance Loan Amount for such Equipment Advance (less the Original Stated Cost of any item(s) of Equipment subject to an Event of Loss and with respect to which a prepayment was made pursuant to Section 2.3(g)) multiplied by the Equipment Advance Final Payment Percentage.

“Equipment Advance Final Payment Percentage” is, for each Equipment Advance, 2.5%.

“Equipment Advance Funding Date” is any date on which an Equipment Advance is made to or on account of Borrower.

“Equipment Advance Loan Amount” in respect to each Equipment Advance is the original principal amount of such Equipment Advance.

“Equipment Advance Maturity Date” is, for each Equipment Advance, April 1, 2009.

“Equipment Advance Payment Date” is defined in Section 2.3(a).

“Equipment Advance Repayment Period” is a period of time equal to thirty six (36) consecutive Equipment Payment Dates commencing on May 1, 2006.

“Equipment Commitment Amount” is One Million Dollars ($1,000,000).

“Equipment Commitment Percentage” means with respect to SVB fifty percent (50%), and with respect to the Gold Hill means fifty percent (50%).

“Equipment Commitment Termination Date” is April 30, 2006.

“Equipment Interest Only Period” means, for each Equipment Advance, the period of time commencing on its Equipment Advance Funding Date through the day before the Equipment Advance Amortization Date.

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to $1,000,000.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Loss” is defined in Section 2.3(g).

“Final Payment” means the Equipment Advance Final Payment and/or the Growth Capital Advance Final Payment.

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.

“Foreign Currency” means lawful money of a country other than the United States.

“FX Business Day” is any day when (a) SVB’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to SVB from the entity from which SVB shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles.

“Growth Capital Advance” or “Growth Capital Advances” is defined in Section 2.1.7.

“Growth Capital Advance Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the Growth Capital Advance Maturity Date for such Growth Capital Advance equal to the Growth Capital Loan Amount for such Growth Capital Advance multiplied by the Growth Capital Advance Final Payment Percentage.

“Growth Capital Advance Final Payment Percentage” is, for each Growth Capital Advance, 2.5%.

“Growth Capital Amortization Date” means October 1, 2006.

“Growth Capital Commitment Percentage” means with respect to SVB twenty five percent (25%), and with respect to the Gold Hill means seventy five percent (75%).

“Growth Capital Commitment Termination Date” is September 30, 2006.

“Growth Capital Funding Date” is any date on which a Growth Capital Advance is made to or on account of Borrower.

“Growth Capital Interest Only Period” means, for each Growth Capital Advance, the period of time commencing on its Growth Capital Funding Date through the day before the Growth Capital Amortization Date.

“Growth Capital Advance Loan Amount” in respect to each Growth Capital Advance is the original principal amount of such Growth Capital Advance.

“Growth Capital Loan Commitment” is Three Million Dollars ($3,000,000).

“Growth Capital Maturity Date” is, for each Growth Capital Advance, September 1, 2009.

“Growth Capital Payment Date” is defined in Section 2.3(a)(ii).

“Growth Capital Repayment Period” is a period of time equal to thirty six (36) consecutive Growth Capital Payment Dates commencing on October 1, 2006.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Initial Audit” is defined in Section 6.2(d).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks and Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

(e) All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Interim Payment” means an Equipment Advance Interim Payment (as defined in Section 2.3(c)(i)).

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lenders Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Letter of Credit” means a letter of credit or similar undertaking issued by Lender pursuant to Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2.

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Letter of Credit Reserve” is defined in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or Guarantor for the benefit of Lenders and Agent in connection with this Agreement, all as amended, extended or restated.

“Loan Margin” is: (i) for each Equipment Advance, 250 basis points or two and one-half percent (2.5%), and (ii) for each Growth Capital Advance, 400 basis points or four percent (4.0%).

“Loan Supplement” is defined in Section 2.1.6(b) and attached as Exhibit C.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Obligations” are debts, principal, interest, Final Payment, Interim Payment, Prepayment Fee, Agent Expenses, Lenders Expenses, and other amounts Borrower owes either of the Lenders and/or Agent now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Agent.

“Original Stated Cost” is (a) the original cost to Borrower of the item of new Eligible Equipment net of any and all freight, installation, tax, or (b) the fair market value assigned to such item of used Eligible Equipment by mutual agreement of Borrower and Agent at the time of making of the Equipment Advance.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Agent, including sales tax, freight and installation expenses. Unless otherwise agreed to by Agent, not more than 50% of the proceeds of each Equipment Advance shall be used to finance Other Equipment.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Permitted Distributions” are (a) repurchases of stock from employees, consultants or directors of Borrower in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year, provided that no Event of Default has occurred and is continuing or would exist after giving effect to the repurchases; (b) distributions payable solely in capital stock of Borrower; (c) the conversion by Borrower of any of its convertible securities into other equity securities pursuant to the terms of such convertible securities or otherwise in exchange therefor; and (d) payments in cash for any fractional shares upon convertible securities or exercise of warrants or similar securities.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Lenders and Agent under this Agreement or the Loan Documents;

(b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens;

(f) Other Indebtedness in an aggregate principal amount not to exceed $250,000;

(g) Indebtedness of Borrower to any Subsidiary and Indebtedness of any Subsidiary to Borrower that would be permitted under clause (i) of the definition of Permitted Investments; and

(h) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Closing Date;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) SVB’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through the Lenders, and (v) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any amendment thereto) has been approved by Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed an aggregate amount of $250,000, and (ii) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(e) Investments accepted in connection with Transfers permitted under Section 7.1, Investments made or accepted in connection with transactions permitted under Section 7.3, and the Investments of up to $500,000 per year permitted under Section 7.3(iv);

(f) Investments received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit obligations, to customers and suppliers who are not Affiliates, in the ordinary course of business; provide that this Sub-section (g) shall not apply to Investments in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year;

(i)(i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and (ii) Investments by Borrower in Subsidiaries in an amount not to exceed $250,000 in any fiscal year;

(j) Investments consisting of deposit accounts and investment accounts of Borrower in which Agent has a Lien perfected through an account control agreement, which Lien is prior to any other Liens (other than Liens securing the customary fees and expenses of the depository or investment intermediary); and

(k) Other Investments not otherwise permitted herein and not exceeding $250,000 in aggregate outstanding at any time.

“Permitted Liens” are, with respect to Collateral other than Financed Equipment:

(a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agent’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate amount outstanding and provided the Equipment Line has been fully utilized by Borrower, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Agent a security interest;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(f) Liens in favor of other financial institutions securing the customary fees and expenses of such institutions arising in connection with Borrower’s deposit accounts or investment accounts held at such institutions, provided Agent has a perfected security interest via an account control agreement in the amounts held in such deposit accounts or investment accounts;

(g) Liens of carriers, warehousemen, mechanics, materialmen, repairmen or other similar Liens arising in the ordinary course of business which secure obligations which are not delinquent or which are being contested in good faith by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower) ;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(i) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(j) Easements, reservations, restrictions, rights-of-way, minor defects or irregularities of title and similar charges or encumbrances affecting real property;

(k) Deposit or pledges to secure the performance of bids, tenders, contracts, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar binds or similar obligations arising in the ordinary course of business;

(l) Liens to secure payment for workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business; and

(m) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

And Permitted Liens, with respect to Financed Equipment, are:

(a) Liens arising under this Agreement or other Loan Documents; and

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agent’s security interests.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an amount equal to shall be an amount equal to: (1) if the prepayment date is on or before one year after the Growth Capital Amortization Date, four percent (4.0%) of the aggregate outstanding principal balances for all of the Growth Capital Advances as of the prepayment date, (2) if the prepayment date is more than one year after the Growth Capital Amortization Date but on or before two years after the Growth Capital Amortization Date, two percent (2.0%) of the aggregate outstanding principal balances for all of the Growth Capital Advances as of the prepayment date, and (3) if the prepayment date is more than two years after the Growth Capital Amortization Date, one percent (1.0%) of the aggregate outstanding principal balances for all of the Growth Capital Advances as of the prepayment date; provided, however, if the Growth Capital Advances are repaid through an Advance under the Revolving Line, the Prepayment Fee shall be fifty percent (50%) of the applicable amount set forth above.

“Prime Rate” is SVB’s most recently announced “prime rate,” even if it is not SVB’s lowest rate.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and the Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Two Million Dollars ($2,000,000).

“Revolving Line Default Rate” is defined in Section 2.1.1(f).

“Revolving Line Maturity Date” is the earliest of (a) June 30, 2008, (b) two (2) years from the date of the first Advance.

“Schedule” is any attached schedule of exceptions.

“Scheduled Payment” means a Scheduled Equipment Payment and/or a Growth Capital Scheduled Payment.

“Senior Manager” is each of the Chief Executive Officer and the Chief Financial Officer of Borrower.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lenders (pursuant to a subordination agreement entered into between the Agent, the Borrower and the subordinated creditor), on terms acceptable to Agent.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Supporting Obligation” means a Letter-of-Credit Right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

ACCLARENT, INC.

By:	/s/ William M. Facteau
Name:	William M. Facteau
Title:	President and CEO

AGENT:

SILICON VALLEY BANK

By:	/s/ Christopher Wayne
Name:	Christopher Wayne
Title:	Senior Relations Manager

LENDERS:

GOLD HILL VENTURE LENDING 03, LP

By:	Gold Hill Venture Lending Partners 03, LLC General Partner

By:	/s/ Sean Lynden
Name:	Sean Lynden
Manager

SILICON VALLEY BANK

By:	/s/ Christopher Wayne
Name:	Christopher Wayne
Title:	Senior Relations Manager

Effective as of August 19, 2005

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, financial assets, whether now owned or hereafter acquired, wherever located; all Supporting Obligations and all of the Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.

All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

All Financed Equipment; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral does not include:

Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, or other intellectual property rights, now owned or hereafter acquired. Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing intellectual property. To the extent a court of competent jurisdiction holds that a security interest in any intellectual property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing intellectual property, then the Collateral shall, effective as of the Closing Date, include the intellectual property, to the extent necessary to permit perfection of the Lenders’ security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the intellectual property.

EXHIBIT B

Loan Payment/Advance Request Form

Fax To:	Date:

LOAN PAYMENT:

(Borrower)

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00pm, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:                                                Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

EXHIBIT C

FORM OF LOAN AGREEMENT SUPPLEMENT

LOAN AGREEMENT SUPPLEMENT No. [  ]

LOAN AGREEMENT SUPPLEMENT No. [            ], dated             , 20     (“Supplement”), to the Loan and Security Agreement dated as of August 19, 2005 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement) by and among the undersigned                      (“Borrower”), Gold Hill Venture Lending 03, LP (“Gold Hill”) and Silicon Valley Bank (“SVB” or “Agent”). Capitalized terms used herein but not otherwise defined herein are used with the respective meanings given to such terms in the Loan Agreement.

To secure the prompt payment by Borrower of all amounts from time to time outstanding under the Loan Agreement, and the performance by Borrower of all the terms contained in the Loan Agreement, Borrower grants Agent and Lenders, a first priority security interest in each item of equipment and other property described in Annex A hereto, which equipment and other property shall be deemed to be additional Financed Equipment and Collateral. The Loan Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed. Annex A (Equipment Schedule) is attached hereto.

Borrower hereby certifies that (a) the foregoing information is true and correct; (b) the representations and warranties made by Borrower in the Loan Agreement are true, correct and complete in all material respects on the date hereof and shall be true, correct and complete in all material respects on such Equipment Advance Funding Date. No Event of Default has occurred and is continuing under the Loan Agreement. This Supplement may be executed by Borrower and Lenders in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

This Supplement is delivered as of this day and year first above written.

SILICON VALLEY BANK, as Agent and a Lender		ACCLARENT, INC.

By:		By:
Name:		Name:
Title:		Title:

GOLD HILL VENTURE LENDING 03, LP

By:	Gold Hill Venture Lending Partners 03, LLC General Partner, as a Lender

By:
Name:
Title:

Annex A - Description of Financed Equipment

Annex A to Supplement

The Financed Equipment being financed with the Equipment Advance which this Supplement is being executed is listed below. Upon the funding of such Equipment Advance, this schedule and the property described below automatically shall be deemed to be a part of the Collateral.

Description of Equipment	Make	Model	Serial #	Invoice #

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: Acclarent, Inc.

Lender: Silicon Valley Bank

Commitment Amount: $2,000,000.00

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$
5. Balance of 50% over 90 day accounts	$
6. Credit balances over 90 days	$
7. Concentration Limits	$
8. Foreign Accounts	$
9. Governmental Accounts	$
10. Contra Accounts	$
11. Promotion or Demo Accounts	$
12. Intercompany/Employee Accounts	$
13. Deferred Revenue 14. Other (please explain on reverse)	$ $
15. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
16. Eligible Accounts (#3 minus #15)	$
17. LOAN VALUE OF ACCOUNTS (80% of #16)	$

BALANCES
18. Maximum Loan Amount	$
19. Total Funds Available [Lesser of #17 and #18]	$
20. Present balance owing on Line of Credit	$
21. Outstanding under Sublimits ( LC, Fx and Cash Mgmt)	$
22. RESERVE POSITION (#19 minus #20 and #21])	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
Received by:
COMMENTS:			AUTHORIZED SIGNER
Date:
By:		Verified:
	Authorized Signer		AUTHORIZED SIGNER
Date:		Date:
		Compliance Status:	Yes	No

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, as Agent
FROM:	ACCLARENT, INC.

The undersigned authorized officer of Acclarent, Inc. certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, Lenders, and Agent (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are based on books and records maintained in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. In addition, the undersigned certifies that (1) Borrower and each Subsidiary have timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Agent. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with CC	Monthly within 30 days	Yes	No

Annual (Company prepared)	FYE within 180 days for fiscal year 2004	Yes	No

Annual (CPA Audited)	FYE within 120 days for fiscal years 2005 and thereafter	Yes	No

Annual projections	FYE within 30 days of Board approval	Yes	No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No

BBC A/R & A/P Agings	Monthly within 20 days	Yes	No

Comments Regarding Exceptions: See	BANK USE ONLY
Attached.	Received by:
AUTHORIZED SIGNER
Sincerely,	Date:

Verified:
Signature		AUTHORIZED SIGNER

Date:
Title

	Compliance Status:	Yes	No
Date